Exhibit 10.24

[Execution Version]

FIRST AMENDMENT TO AMENDED AND RESTATED LEASE

Definitions:

Effective Date:	July 25, 2011.

Landlord:	President and Fellows of Harvard College, a Massachusetts educational and charitable corporation.

Tenant:	Bright Horizons Children’s Centers, LLC, a Delaware limited liability company.

Lease:	Amended and Restated Lease (Building 37) between Landlord, as landlord, and Tenant, as tenant, dated as of December 1, 2009.

Existing Premises:	The Original Premises, as more particularly described in the Lease, being all of Building 37 and portions of Building 131.

First Floor Expansion Premises:	A portion of the first floor of Building 312 containing approximately 8,107 rentable square feet of space, as more particularly described on Exhibit A-1 attached hereto.

Second Floor Expansion Premises:	A portion of the second floor of Building 312 containing approximately 9,980 rentable square feet of space, as more particularly described on Exhibit A-2 attached hereto.

Expansion Premises:	The First Floor Expansion Premises and the Second Floor Expansion Premises.

Building 312:	The building located at 321 Arsenal Street, Watertown, Massachusetts and known as Building 312 as shown on the Site Plan, containing approximately 35,339 rentable square feet of space (exclusive of the Art/Theatre Center).

First Floor Expansion Premises Commencement Date:	January 1, 2012.

Second Floor Expansion Premises Commencement Date:	The date of (i) execution and delivery of this First Amendment to Lease, (ii) delivery of possession of the Second Floor Expansion Premises to Tenant in accordance with the provisions of Section 1 below, and (iii) delivery by Tenant to Landlord of certificates of insurance evidencing that Tenant is carrying all coverages required to be carried by Tenant with respect to the Second Floor Expansion Premises pursuant to Article X of the Lease.

First Floor Expansion Premises Rent Commencement Date:	January 1, 2012.

Second Floor Expansion Premises Rent Commencement Date:	April 1, 2012.

All capitalized terms not otherwise defined herein shall have the meanings set forth in the Lease.

BACKGROUND:

Tenant desires to expand the Premises, and Landlord has agreed to such expansion upon the terms and conditions set forth below, and provided certain other revisions are made to the Lease, all as set forth more particularly below.

Landlord and Tenant hereby agree as follows:

1. Expansion Premises: Landlord will deliver the First Floor Expansion Premises to Tenant as of the First Fluor Expansion Premises Commencement Date and will deliver the Second Floor Expansion Premises to Tenant as of the Second Floor Expansion Premises Commencement Date, and Tenant agrees to accept each of the First Floor Expansion Premises and the Second Floor Expansion Premises in their then AS-IS condition, and Landlord shall have no obligation to do any work or make any installation or alterations of any kind to the Expansion Premises.

2. Definitions:

(a) Deleted Definitions. As of the Effective Date, the definitions of New Building 131 Premises, New Building 131 Premises Commencement Date, New Building 131 Premises Rent Commencement Date set forth in Section 1.2 of the Lease are hereby deleted in their entirety and all references in the Lease to the New Building 131 Premises, the New Building 131 Premises Commencement Date and the New Building 131 Premises Rent Commencement Date shall be void and without any further force or effect.

(b) Amended Definitions. As of the Effective Date, the following terms wherever they appear in the Lease shall have the following meanings:

Premises: As of the First Floor Expansion Premises Commencement Date, all references to the Premises shall mean the Existing Premises and the First Floor Expansion Premises. As of the Second Floor Expansion Premises Commencement Date, all references to the Premises shall mean the Existing Premises and the Expansion Premises.

Premises Rentable Area: With respect to the Existing Premises, agreed to be 56,450 rentable square feet as of the Commencement Date. Effective as of the Second Floor Expansion Premises Commencement Date, agreed to be 66,430 rentable square feet. Effective as of the First Floor Expansion Premises Commencement Date, agreed to be 74,537 rentable square feet.

Building: The term “Building” shall mean, collectively, Building 37, Building 131 and Building 312.

Initial Term: With respect to the Existing Premises, the period commencing on the Commencement Date and ending on the Lease Expiration Date, unless sooner terminated as provided in the Lease. With respect to the First Floor Expansion Premises, the period commencing on the First Floor Expansion Premises Commencement Date and ending on the Lease Expiration Date, unless sooner terminated as provided in this Lease. With respect to the Second Floor Expansion Premises, the period commencing on the Second Floor Expansion Premises Commencement Date and ending on the Lease Expiration Date, unless sooner terminated as provided in the Lease.

Lease Year: With respect to the Existing Premises, the period running from the Commencement Date through December 31, 2010 and thereafter a Lease Year shall mean each successive calendar year. With respect to the First Floor Expansion Premises, the period running from the First Floor Expansion Premises Commencement Date through December 31, 2012 and thereafter a Lease Year shall mean each successive calendar year. With respect to the Second Floor Expansion Premises, the period running from the Second Floor Expansion Premises Commencement Date through December 31, 2011 and thereafter a Lease Year shall mean each successive calendar year. Rent shall be prorated for any Lease Year that is shorter or longer than one year.

Basic Rent: For the period from the Commencement Date through the date immediately preceding the First Floor Expansion Premises Rent Commencement Date, the Original Premises Basic Rent. For the period from the First Floor Expansion Premises Rent Commencement Date through the date immediately preceding the Second Floor Expansion Premises Rent Commencement Date, the Original Premises Basic Rent, plus the First Floor Expansion Premises Basic Rent. For the period from the Second Floor Premises Rent Commencement Date through the Lease Expiration Date, the Original Premises Basic Rent, plus the First Floor Expansion Premises Basic Rent, plus the Second Floor Expansion Premises Basic Rent.

First Floor Expansion Premises Basic Rent: The First Floor Expansion Premises Basic Rent is as follows:

Rental Period	Annual Basic Rent	Minimum Monthly Rent	Basic Rent Rate	Rentable Square Footage
January 1, 2012-December 31, 2012	$218,889.00	$18,240.75	$27.00	8,107
January 1, 2013-December 31, 2013	$226,996.00	$18,916.33	$28.00	8,107

Rental Period	Annual Basic Rent	Minimum Monthly Rent	Basic Rent Rate	Rentable Square Footage
January 1, 2014-December 31, 2014	$235,103.00	$19,591.92	$29.00	8,107
January 1, 2015-December 31, 2015	$243,210.00	$20,267.50	$30.00	8,107
January 1, 2016-December 31, 2016	$251,317.00	$20,943.08	$31.00	8,107
January 1, 2017-December 31, 2017	$259,424.00	$21,618.67	$32.00	8,107
January 1, 2018-December 31, 2018	$267,531.00	$22,294.25	$33.00	8,107
January 1, 2019-December 31, 2019	$275,638.00	$22,969.83	$34.00	8,107
January 1, 2020-December 31, 2020	$283,745.00	$23,645.42	$35.00	8,107

Second Floor Expansion Premises Basic Rent: The Second Floor Expansion Premises Basic Rent is as follows:

Rental Period	Annual Basic Rent	Minimum Monthly Rent	Basic Rent Rate	Rentable Square Footage
April 1, 2012-December 31, 2012	$269,460.00	$22,455.00	$27.00	9,980
January 1, 2013-December 31, 2013	$279,440.00	$23,286.67	$28.00	9,980
January 1, 2014-December 31, 2014	$289,420.00	$24,118.33	$29.00	9,980
January 1, 2015-December 31, 2015	$299,400.00	$24,950.00	$30.00	9,980
January 1, 2016-December 31, 2016	$309,380.00	$25,781.67	$31.00	9,980
January 1, 2017-December 31, 2017	$319,360.00	$26,613.33	$32.00	9,980
January 1, 2018-December 31, 2018	$329,340.00	$27,445.00	$33.00	9,980
January 1, 2019-December 31, 2019	$339,320.00	$28,276.67	$34.00	9,980
January 1, 2020-December 31, 2020	$349,300.00	$29,108.33	$35.00	9,980

Base Tax Year: With respect to the Existing Premises, Fiscal Year 2011, commencing on July 1, 2010 and ending on June 30, 2011. With respect to the Expansion Premises, Fiscal Year 2012, commencing on July 1, 2011 and ending on June 30, 2012.

Tenant’s Tax Share: From the Effective Date through the date immediately preceding the First Floor Expansion Premises Rent Commencement Date, 7.46% (the percentage calculated by dividing the rentable square feet of the Premises (56,450) by the Rentable Area of the Complex (757,244). From the First Floor Expansion Premises Rent Commencement Date through the date immediately preceding the Second Floor Expansion Premises Rent Commencement Date, 8.53% (the percentage calculated by dividing the rentable square feet of the Premises (64,557) by the Rentable Area of the Complex (757,244). From and after the Second Floor Expansion Premises Rent Commencement Date, 9.84% (the percentage calculated by dividing the rentable square feet of the Premises (74,537) by the Rentable Area of the Complex (757,244). Tenant’s Tax Share shall be adjusted proportionately if the Rentable Square Feet of the Complex is increased or decreased or if the size of the Premises is increased or decreased.

Tenant’s Operating Costs Share: From the Commencement Date through the date immediately preceding the First Floor Expansion Premises Rent Commencement Date, the Tenant’s Operating Costs Share shall be: (i) 100% of Building Operating Costs for Building 37; and (ii) 27.44% for Building 131 (the percentage calculated by dividing the rentable square feet of the Premises (13,500) by the rentable square feet of Building 131 (49,202)). From the First Floor Expansion Premises Rent Commencement Date through the date immediately preceding the Second Floor Expansion Premises Rent Commencement Date, the Tenant’s Operating Costs Share shall be: (i) 100% of Building Operating Costs for Building 37; (ii) 27.44% for Building 131 (the percentage calculated by dividing the rentable square feet of the Premises (13,500) by the rentable square feet of the Building (49,202)); and (iii) 22.94% for Building 312 (the percentage calculated by dividing the rentable square feet of the First Floor Expansion Premises (8,107) by the rentable square feet of Building 312 (35,339)). From and after the Second Floor Expansion Premises Rent Commencement Date, the Tenant’s Operating Costs Share shall be: (i) 100% of Building Operating Costs for Building 37; (ii) 27.44% for Building 131 (the percentage calculated by dividing the rentable square feet of the Premises (13,500) by the rentable square feet of the Building (49,202)); and (iii) 51.18% for Building 312 (the percentage calculated by dividing the rentable square feet of the Expansion Premises (18,087) by the rentable square feet of Building 312 (35,339)). Tenant’s Operating Costs Share shall be adjusted proportionately if the size of the Building or the Premises is increased or decreased.

Base Cost Year: With respect to the Existing Premises, Fiscal Year 2011, commencing on July 1, 2010 and ending on June 30, 2011. With respect to the Expansion Premises, Fiscal Year 2012, commencing on July 1, 2011 and ending on June 30, 2012.

Initial Expense Allocation: With respect to the Existing Premises, commencing on July 1, 2011, one-twelfth of Landlord’s estimate of Tenant’s Operating Costs Share of the increase in Building Operating Costs for Fiscal Year 2012 over the Building Operating Costs for the Base Cost Year. With respect to the Expansion Premises, commencing on July 1, 2012, one-twelfth of Landlord’s estimate of Tenant’s Operating Costs Share of the increase in Building Operating Costs for Fiscal Year 2013 over the Building Operating Costs for the Base Cog: Year.

3. Electricity. The following shall be inserted after the fourth sentence of Section 7.5(a) of the Lease: “Each of the First Floor Expansion Premises and the Second Floor Expansion Premises shall be separately metered for electricity and Tenant shall pay all electricity charges for the Expansion Premises directly to the applicable service provider.”

4. Parking. Notwithstanding anything contained in Section 2.2(c) of the Lease to the contrary, from and after January 1, 2012, the two (2) parking spaces shown on the parking plan attached hereto as Exhibit B shall be reserved for Tenant’s exclusive use. Nothing contained ii this Amendment shall modify Tenant’s rights with respect to the fifteen (15) reserved parking spaces shown on the parking plan attached as Exhibit H to the Lease.

5. Insurance. The last sentence of Section 10.2 of the Lease is hereby deleted in its entirety and the following text substituted in place thereof:

“Each such policy shall be non-cancelable and non-amendable with respect to Landlord, Agent and Landlord’s said designees without thirty (30) days’ prior notice, shall be written on an “occurrence” basis, and shall be in at least the amounts of the Initial Public Liability Insurance specified in Section 1.3 or such greater amounts as Landlord shall from time to time request (but not more frequently than annually unless a Default of Tenant exists), and certificates thereof satisfactory to Landlord shall be delivered to Landlord.”

6. Broker. Tenant and Landlord each warrants and represents to the other that it has not dealt with any broker other than Beal and Company, Inc. (the “Broker”) in connection with this Amendment. In the event of any brokerage claims against Landlord (excluding claims made by the Broker) or Tenant predicated on prior dealings by the other party hereto with the maker of such claims, the party alleged to have had such prior dealings shall defend, indemnify, and hold the other party harmless against all loss and expense incurred by it (including reasonable attorneys fees). Landlord shall be responsible for any brokerage commission payable to the Broker pursuant to a separate agreement.

7. Ratification. Except as expressly modified by this Amendment, the Lease shall remain in full force and effect, and as further modified by this Amendment, is expressly ratified and confirmed by the parties hereto.

8. Estoppels. Landlord hereby certifies to Tenant that (i) the Lease is in full force and effect, (ii) that no Default of Tenant has occurred (nor, to Landlord’s knowledge has any event occurred that with the passage of time and giving of notice would constitute a Default of Tenant), and (iii) payments of Basic Rent and Additional Rent that are due and payable as of the Effective Date have been paid by Tenant. Tenant hereby certifies to Landlord that (i) the Lease is in full force and effect, and (ii) to Tenant’s knowledge, no event has occurred that with the passage of time and giving of notice would constitute a default by Landlord under the Lease.

9. Miscellaneous. This Amendment (i) contains the entire agreement with respect to the subject matter hereof; (ii) may not be modified or terminated, nor may any provision hereof be waived, orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors, and assigns; (iii) shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts; (iv) may be executed in multiple counterparts, each of which individually shall be deemed an original and all of which together shall constitute a single original agreement; and (v) shall inure to the benefit of, and be binding upon, the parties hereto, and their successors, and assigns, subject to the provisions of the Lease regarding assignment and subletting. Any termination of the Lease shall also terminate and render void all rights of Tenant under this Amendment. Tenant’s rights under this Amendment may not be severed from the Lease or separately sold, separately assigned, or separately transferred.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment under seal effective as of the Effective Date.

PRESIDENT AND FELLOWS OF HARVARD COLLEGE

By:	/s/ LISA HOGARTY
Name: Lisa Hogarty
Title: VP Campus Services

By:	/s/ CAROLEE HILL
Name: Carolee Hill
Title: Director, University & Commercial

BRIGHT HORIZONS CHILDREN’S CENTERS, LLC

By:	/s/ STEPHEN DREIER
Name: Stephen Dreier
Title: CAO